Exhibit 23.8

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 1, 2010 (March 22, 2010 as to the effects of the restatement discussed in Note 1), relating to the consolidated financial statements of General Maritime Corporation and subsidiaries (the "Company"), and the effectiveness of General Maritime Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K/A of General Maritime Corporation for the year ended December 31, 2009, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
New York, New York
December 23, 2010